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                                                                       EXHIBIT 5


                                         April 14, 1995



Thorn Apple Valley, Inc.
18700 West Ten Mile Rd.
Southfield, Michigan 48075

Gentlemen:

     We have represented Thorn Apple Valley, Inc., a Michigan coporation (the "Company"), in connection with the preparation and filing of a Registration Statement on Form S-8 (the "Registration Statement"), for the registration under the Securities Act of 1933, as amended, of 400,000 shares of the common stock, par value $.10 (the "Common Stock"), of the Company for sale and issuance pursuant to the Company's Amended and Restated Employee Stock
Purchase Plan (the "Plan"). We have examined the proceedings proposed to be taken in connection with the Plan and the sale and issuance of the Common
Stock pursuant thereto and such other records, documents and matters as we have deemed necessary or advisable in order to enable us to render this opinion.

     Based upon the above and taking into account such legal considerations as we have deemed relevant, we are of the opinion that the shares of Common Stock covered by the Regisration Statement to be issued and sold by the Company have been duly authorized and, when issued and sold by the Company in the manner referred to in the Registration Statement and the Plan, will be legally and validly issued, fully paid and nonassessable.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                               Very truly yours,

                               /s/ Honigman Miller Schwartz and Cohn


                               HONIGMAN MILLER SCHWARTZ AND COHN